Exhibit 99.1

Proginet Announces Preliminary Second-Quarter 2010 Financial Results

Company to Report Third Consecutive Profitable Quarter

Garden City, N.Y. — February 8, 2010 — Proginet Corporation (OTCBB: PRGF), a world leader in multi-platform file transfer solutions, today announced preliminary (unaudited) financial results for the second quarter of fiscal 2010, which ended January 31, 2010. Proginet expects that total revenues for the quarter will amount to approximately $2.5 million, compared to total revenues of $2 million in the equivalent period of fiscal 2009. Proginet expects operating expenses for the quarter to be approximately $2.3 million, a reduction of almost $200,000 compared to the second quarter of fiscal 2009.

“We are pleased to be announcing our third straight profitable quarter,” stated Sandy Weil, Proginet’s President and CEO. “Our efforts to optimize company resources have yielded improvements in our overall performance, with revenues for the second quarter up approximately 25% over the equivalent period last year, and expenses managed down to a more acceptable level. What we’re seeing overall, we believe, is a level of consistency upon which to grow Proginet.”

“We are also pleased with the size and nature of some of the contracts we closed in the second quarter. These deals were competitive with some larger software companies in our industry and were decisive wins for us.. Furthermore, we were able to accelerate the signing of one of these agreements as a direct result of our December acquisition of the RocketStream software assets. We will continue to seek additional opportunities in which RocketStream can help us differentiate Proginet’s enterprise products while broadening our value proposition with prospects and existing customers,” he concluded.

Proginet points out that all estimates are preliminary and that differences may arise between estimates and actual results, which will be available when Proginet and its auditors complete their review of Proginet’s results for the second quarter of fiscal 2010. Proginet will report second quarter 2010 unaudited financial results on Tuesday, February 23, 2010, with an investor conference call scheduled for the same day (full details below).

Investor Conference Call

Proginet will hold an informational investor conference call on Tuesday, February 23, 2010 at 4:30 p.m. Eastern Time to discuss unaudited financial results for the second quarter of fiscal 2010 and business trends, provide investor updates and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Date and Time: Tuesday, February 23, 2010, at 4:30 p.m. Eastern Time
Leader: Mr. Sandy Weil
Passcode: Proginet
Domestic Dial-in: +1 (888) 972-9676
International Dial-in: +1 (517) 308-9411

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To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call +1 (516) 535-3600.

About Proginet Corporation

Proginet Corporation offers universal, multi-platform software solutions for fast, secure, and inexpensive file transfers both inside and outside the enterprise. Hundreds of companies worldwide rely on Proginet’s CyberFusion Integration Suite (CFI)®, SlingshotTM and Proginet Accelerator, Inc.’s file transfer acceleration technology, RocketStream, to streamline business conduct while securing customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the company is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission including, but not limited to Proginet’s most recently filed Form 10-K, Forms 10-Q, and Forms 8-K (www.sec.gov).

Financial Contact Joe Christel Chief Financial Officer +1 (516) 535-3686 joe.christel@proginet.com	Media Contact Jeff Schlauch Press and Media Relations +1 (516) 535-3621 jeff.schlauch@proginet.com